Exhibit 99.1

Press Release

CONTACT:

Kimball Chapman

Investor Relations

Tel: (813) 313-1840

investorrelations@cott.com

COTT ANNOUNCES EXPIRATION OF TENDER OFFER FOR 8.0% SENIOR

SUBORDINATED NOTES DUE 2011

TORONTO, ON and TAMPA, FL – November 30, 2009 — Cott Corporation (NYSE:COT; TSX:BCB) announced today the expiration of the previously announced cash tender offer and consent solicitation (the “Tender Offer”) by its wholly owned subsidiary, Cott Beverages Inc. (“Cott Beverages”), for any and all of its 8.0% senior subordinated notes due 2011 (the “8.0% Notes”). The Tender Offer expired at 11:59 p.m., New York City time, on November 27, 2009. As of the expiration date, Cott Beverages had received valid tenders from holders of $237.1 million aggregate principal amount of 8.0% Notes, or 95.5% of the total outstanding prior to the Tender Offer.

As previously announced, Cott Beverages purchased $236.7 million aggregate principal amount of the 8.0% Notes, or 95.35% of the total outstanding, which were validly tendered prior to the early tender deadline of 5:00 p.m., New York City time, on November 12, 2009 (the “Early Participation Payment Deadline”).

Holders who validly tendered their 8.0% Notes after the Early Participation Payment Deadline and prior to the expiration date of the Tender Offer will receive total consideration of $975.00 per 8.0% Note plus accrued and unpaid interest from the last payment date to, but not including, the settlement date. Cott Beverages expects to make payment today, November 30, 2009, for such 8.0% Notes.

Following the Tender Offer, there will be total of $11.2 million aggregate principal amount of 8.0% Notes outstanding.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell with respect to any securities. The tender offer and consent solicitation were made pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement dated October 29, 2009 and the related Letter of Instructions. None of Cott Beverages, the dealer manager, the solicitation agent, the information agent, the depositary or their respective affiliates made any recommendation as to whether or not holders should tender all or any portion of their 8.0% Notes in the Tender Offer or deliver their consent to the proposed amendments.

Cott Beverages engaged Barclays Capital Inc. to act as dealer manager and solicitation agent for the Tender Offer and MacKenzie Partners, Inc. to act as information agent and depositary for the Tender Offer.

Exhibit 99.1

Press Release

About Cott Corporation

Cott Corporation is one of the world’s largest non-alcoholic beverage companies and the world’s largest retailer brand soft drink company. With approximately 2,800 employees, Cott Corporation operates bottling facilities in the United States, Canada, the United Kingdom and Mexico. Cott Corporation markets non-alcoholic beverage concentrates in over 50 countries around the world.

Safe Harbor Statements

This news release contains forward-looking statements, including statements regarding the completion of the Tender Offer and the consideration to be paid to holders of the 8.0% Notes. These statements are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to our ability to pay the Tender Offer consideration and other risks, relevant factors and uncertainties identified in our Annual Report on Form 10-K for the fiscal year ended December 27, 2008, subsequent Reports on Form 10-Q and Form 8-K and our other securities filings. Cott Beverages disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

2